Exhibit 99.1

Linens ‘n Things Provides Financial Update

Clifton, NJ – April 15, 2008 – Linens Holding Co. (“LNT” or the “Company”), a leading home furnishings specialty retailer, known as “Linens ‘n Things”, today announced that it has decided to defer the approximately $16.1 million quarterly interest payment due on April 15, 2008 to the holders of its Senior Secured Floating Rate Notes due 2014.  It also announced that it is in discussions with an ad hoc committee of holders of the Notes regarding a restructuring of the Company’s capital structure.  The lenders under the Company’s senior asset-backed revolving credit facility are supportive of efforts toward a consensual restructuring.

“Despite the strides that LNT has made to improve the operational side of its business over the past two years, these measures have not produced acceptable financial results.  The increasing deterioration of the credit markets and the residential real estate meltdown, both stemming from the turmoil in the subprime mortgage market, and the resulting downturn in consumer spending, especially in the home sector, have combined to create additional and acute financial challenges for the Company and the retail sector as a whole,” said Robert J. DiNicola, Chairman and Chief Executive Officer.

“The rapidly increasing financial storm outside the Company, together with our operating results, have accelerated credit and insurance problems for our vendors, causing them to recently begin imposing significantly more restrictive payment terms on LNT.  These factors have had a dramatic effect on our liquidity outlook for the remainder of the year.  We have made the decision to postpone today’s interest payment as we continue to work with our constituencies to explore a number of alternatives to strengthen our balance sheet and improve liquidity.”

The Company has retained Conway, Del Genio, Gries & Co., LLC as financial advisor.  The committee is represented by financial advisor Houlihan Lokey Howard & Zukin Capital, Inc and the law firm of Kasowitz, Benson, Torres & Friedman LLP.

Linens ‘n Things, with 2007 sales of approximately $2.8 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories.  As of December 29, 2007, Linens ‘n Things operated 589 stores in 47 states and seven provinces across the United States and Canada.  More information about Linens ‘n Things can be found online at www.lnt.com.